Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is New Pluto Global, Inc.

2. The Registered Office of the corporation in the State of Delaware is located at 251 Little Falls Drive (street), in the City of Wilmington, County of New Castle Zip Code 19808. The name of the Registered Agent at such address upon whom process against this corporation may be served is Corporation Service Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total amount of stock this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of $0.001 per share.

5. The name and mailing address of the incorporator are as follows:

Name Elias Byron Rosenblatt

Mailing Address 425 Lexington Ave

  New York, NY Zip Code 10017

By:	/s/ Elias Byron Rosenblatt
Incorporator

Name:	Elias Byron Rosenblatt
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